Exhibit (a)(1)(A)

Offer to Purchase for Cash

Up to 4,435,935 shares of Common Stock

of

Armstrong World Industries, Inc.

at

$22.31 Net Per Share

by

Armor TPG Holdings LLC

a company owned by

TPG Partners V, L.P.

TPG Partners VI, L.P.

TPG FOF V-A, L.P.

TPG FOF V-B, L.P.

TPG FOF VI SPV, L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THURSDAY, OCTOBER 1, 2009, UNLESS THE OFFER IS EXTENDED.

The offer is being made by Armor TPG Holdings LLC, a Delaware limited liability company wholly-owned by TPG Partners V, L.P., TPG Partners VI, L.P., TPG FOF V-A, L.P., TPG FOF V-B, L.P. and TPG FOF VI SPV, L.P., to purchase up to 4,435,935 shares of common stock, par value $0.01 per share, of Armstrong World Industries, Inc. for $22.31 net per share in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related letter of transmittal. TPG Advisors V, Inc. is the general partner of TPG GenPar V, L.P., which is the general partner of TPG Partners V, L.P., TPG FOF V-A, L.P. and TPG FOF V-B, L.P. TPG Advisors VI, Inc. is the general partner of TPG FOF VI SPV, L.P. and TPG GenPar VI, L.P., which is the general partner of TPG Partners VI, L.P.

On September 2, 2009, the last trading day prior to the commencement of the offer, the closing price of the shares as reported by the New York Stock Exchange was $29.21. Therefore, if you wish to sell your shares, you may be able to obtain a higher price by selling your shares in the open market or otherwise rather than pursuant to the offer. You should discuss with your broker or other financial, legal or tax advisors whether to tender your shares. We urge you to obtain current market quotations for the shares before deciding whether to tender your shares in the offer.

The offer is not conditioned upon the receipt of financing or upon any minimum number of shares being tendered. The offer is subject to certain other conditions. See Section 13 (“Conditions of the Offer”) of this Offer to Purchase.

The Information Agent for the Offer is:

September 3, 2009

IMPORTANT

Any shareholder desiring to tender all or any portion of that shareholder’s shares should either (1) complete and sign the letter of transmittal, or a facsimile thereof, in accordance with the instructions to the letter of transmittal, have that shareholder’s signature thereon guaranteed if instruction 1 to the letter of transmittal so requires, mail or deliver the letter of transmittal, or facsimile, or, in the case of a book-entry transfer effected by the procedure set forth in Section 2 (“Procedure for Tendering Shares”) of this Offer to Purchase, an agent’s message (as defined therein), and any other required documents to the depositary and either deliver the certificates for those shares to the depositary, Computershare Trust Company, N.A., along with the letter of transmittal, or facsimile, or deliver those shares in accordance with the procedure for book-entry transfer set forth in Section 2 (“Procedure for Tendering Shares”) of this Offer to Purchase, or (2) request that shareholder’s bank, broker, dealer, trust company or other nominee effect the transaction for that shareholder. A shareholder having shares registered in the name of a bank, broker, dealer, trust company or other nominee must contact that person if that shareholder desires to tender those shares.

Shares may not be tendered by notice of guaranteed delivery. See “No Guaranteed Deliveries” under Section 2 (“Procedure for Tendering Shares”).

None of Purchaser, the information agent nor any other agent acting on our behalf makes any recommendation to you as to whether you should tender or refrain from tendering your shares.

Questions regarding the offer and requests for assistance or for additional copies of this Offer to Purchase and the letter of transmittal may be directed to Georgeson, Inc., the information agent at the address and telephone number on the back cover of this Offer to Purchase.

SUMMARY TERM SHEET

The following summary highlights selected information from this Offer to Purchase. We urge you to read the remainder of this Offer to Purchase and the accompanying letter of transmittal carefully, because the information in the summary is not complete and the remainder of this Offer to Purchase and the letter of transmittal contain important information.

Securities Sought	Up to 4,435,935 shares of common stock, par value $0.01 per share, of Armstrong World Industries, Inc.

Price Offered Per Share	$22.31 per share, in cash, without interest and less applicable withholding taxes

Scheduled Expiration of Offer	Thursday, October 1, 2009

Purchaser	Armor TPG Holdings LLC

Who is offering to buy my shares?

Our name is Armor TPG Holdings LLC. We are a Delaware limited liability company formed for the purpose of acquiring shares of common stock, par value $0.01 per share, of Armstrong World Industries, Inc. from the Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust, a Delaware trust (the “Trust”) and making the offer. We are wholly-owned by TPG Partners V, L.P. (“Partners V”), TPG Partners VI, L.P. (“Partners VI” and, together with Partners V, the “TPG Partners”), TPG FOF V-A, L.P., TPG FOF V-B, L.P. and TPG FOF VI SPV, L.P. (collectively with the TPG Partners, the “TPG Funds”). TPG Advisors V, Inc. is the general partner of TPG GenPar V, L.P., which is the general partner of Partners V, TPG FOF V-A, L.P. and TPG FOF V-B, L.P. TPG Advisors VI, Inc. is the general partner of TPG FOF VI SPV, L.P. and TPG GenPar VI, L.P., which is the general partner of Partners VI. See Section 9 (“Certain Information Concerning Purchaser, Its Affiliates and Group Members”) of this Offer to Purchase. Unless the context indicates otherwise, we use the terms “us,” “we,” “our” and “Purchaser” in this Offer to Purchase to refer to Armor TPG Holdings LLC. We refer to Armstrong World Industries, Inc. as “AWI.” We refer to the shares of common stock of AWI as “shares.”

We own directly 7,000,000 shares, which represent approximately 12.2% of the total outstanding shares. We also own an economic interest in the equivalent of an additional 1,039,777 shares. As a result of a Shareholders’ Agreement between us and the Trust, we are deemed to have shared voting power over and shared beneficial ownership of 36,981,480 shares, representing approximately 64.5% of the total outstanding shares, which includes the 7,000,000 shares we own directly as mentioned above and the 29,981,480 shares owned directly by the Trust. If we purchase 4,435,935 shares in the offer, we would own directly, 11,435,935 shares, representing approximately 19.9% of the outstanding shares. The Trust and we would share beneficial ownership of 41,417,415 shares, representing approximately 72.2% of the outstanding shares.

What is the purpose of the offer?

AWI’s Amended and Restated Articles of Incorporation (the “Charter”) require that upon the transfer by the Trust of more than 5% of the total outstanding shares to any person, who after giving effect to the transfer would beneficially own more than 35% of the total outstanding shares, the purchaser of such shares will offer to purchase a pro rata number of shares from non-Trust shareholders for the same type and amount of consideration per share as paid to the Trust. On August 28, 2009, we acquired shares from the Trust in excess of the thresholds in the Charter. We are thus making this tender offer to comply with these provisions of the Charter. See Section 11 (“Purpose of the Offer”) of this Offer to Purchase.

How many shares are you seeking in the offer?

We are offering to purchase up to 4,435,935 shares. See Section 1 (“Terms of the Offer; Proration”) of this Offer to Purchase.

What happens if shareholders tender more shares than you are willing to buy?

If shareholders tender more than the number of shares we are willing to buy, we will purchase shares on a pro rata basis. This means that we will purchase from you a number of shares calculated by multiplying the number of shares you properly tendered by a proration factor. The proration factor will equal 4,435,935 divided by the total number of shares properly tendered. For example, if a total of 8,000,000 shares are tendered, we will purchase 55% of the number of shares that each shareholder tendered. We will make adjustments to avoid purchases of fractional shares. For information about the terms of the offer, see Section 1 (“Terms of the Offer; Proration”) of this Offer to Purchase.

If you prorate, when will I know how many shares will actually be purchased?

If proration of the tendered shares is required, we do not expect to announce the final results of proration or pay for any shares until at least three New York Stock Exchange (“NYSE”) trading days after the expiration of the offer. Preliminary results of proration will be announced by press release as promptly as practicable. Holders of shares may obtain this preliminary information from the information agent at its telephone number set forth on the back cover of this Offer to Purchase. For information about the terms of the offer, see Section 1 (“Terms of the Offer; Proration”) of this Offer to Purchase.

How much are you offering to pay, what is the form of payment and will I have to pay any fees or commissions?

We are offering to pay shareholders $22.31 per share in cash, without interest, which is the same amount per share as we paid to the Trust. Any payment is subject to applicable withholding of United States federal, state and local taxes. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See Section 1 (“Terms of the Offer; Proration”) of this Offer to Purchase.

If I wish to sell some or all of my shares, should I tender into the offer?

On September 2, 2009, the last trading day prior to the commencement of the offer, the closing price of the shares as reported by the NYSE was $29.21. If the trading price remains above $22.31 per share, you may be able to obtain a higher price by selling your shares in the open market or otherwise rather than pursuant to the offer. You should discuss with your broker or other financial, legal or tax advisors whether to tender your shares. We urge you to obtain current market quotations for the shares before deciding whether to tender your shares in the offer. See Section 6 (“Price Range of the Shares”) of this Offer to Purchase.

Does the Trust intend to tender any shares into the offer?

No, the Trust has agreed not to tender any shares into the offer.

What does the Board of Directors of AWI think of the offer?

The AWI Board of Directors is required by law to communicate its views regarding the offer to AWI shareholders in a Solicitation/Recommendation Statement on Schedule 14D-9 to be filed with the SEC within ten business days from the date the offer is commenced. Shareholders of AWI are urged to read the Schedule 14D-9 carefully and in its entirety when it becomes available.

Do you have the financial resources to make payment?

Yes. If we purchase 4,435,935 shares pursuant to the offer at $22.31 per share, our aggregate cost for the shares will be approximately $99 million. We will obtain such funds from the TPG Funds which will obtain such funds from equity contributions of the limited partners of the TPG Funds. See Section 14 (“Source and Amount of Funds”) of this Offer to Purchase.

Is your financial condition material to my decision to tender my shares into the offer?

We do not believe that our financial condition is material to your decision to tender shares and accept the offer because, among other things, the offer consideration consists solely of cash, which is not subject to any financing condition, and we have the financial resources necessary to complete the offer. See Section 14 (“Source and Amount of Funds”) of this Offer to Purchase.

How long do I have to decide whether to tender in the offer?

You will have until 12:00 midnight, New York City time, at the end of Thursday, October 1, 2009 (unless the offer is extended) to decide whether to tender your shares in the offer. See Section 1 (“Terms of the Offer; Proration”) of this Offer to Purchase.

Can the offer be extended and under what circumstances?

We may elect to extend the offer from time to time, if the conditions of the offer are not satisfied or if the rules of the Securities and Exchange Commission (the “SEC”) require us to do so. See Sections 1 (“Terms of the Offer, Proration”) and 13 (“Conditions of the Offer”) of this Offer to Purchase.

How will I be notified if the offer is extended?

If we extend the offer, we will make a public announcement of the extension. The announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1 (“Terms of the Offer; Proration”) of this Offer to Purchase.

What are the most important conditions of the offer?

We are not obligated to buy shares in the offer if any law, judgment, statute or regulation prohibits, delays or makes illegal the offer or any approval or authorization of any governmental or regulatory agency with jurisdiction over the offer is not obtained.

The offer is also subject to certain other conditions. See Section 13 (“Conditions of the Offer”) of this Offer to Purchase.

How do I tender my shares?

To tender shares, you must deliver various documents to Computershare Trust Company, N.A., the depositary for the offer, prior to the expiration of the offer. These documents include the certificates representing your shares and a completed letter of transmittal. If your shares are held through a bank, broker, dealer, trust company or other nominee, you must instruct that nominee to tender on your behalf, as your shares can be tendered only by that bank, broker, dealer, trust company or other nominee. Shares may not be tendered by notice of guaranteed delivery. See Section 2 (“Procedure for Tendering Shares”) of this Offer to Purchase.

Until what time can I withdraw previously tendered shares?

You can withdraw shares at any time prior to the expiration of the offer and you may also withdraw your previously tendered shares at any time after Sunday, November 1, 2009 unless such shares have been accepted for payment as provided in the offer. See Sections 1 (“Terms of the Offer; Proration”) and 3 (“Withdrawal Rights”) of this Offer to Purchase.

How do I withdraw previously tendered shares?

To withdraw shares, you must deliver a written notice of withdrawal with the required information to the depositary prior to the expiration of the offer. If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. See Sections 1 (“Terms of the Offer; Proration”) and 3 (“Withdrawal Rights”) of this Offer to Purchase.

If I decide not to tender, how will the offer affect me?

If you decide not to tender your shares, you will still own the same amount of shares and AWI will still be a public company listed on the NYSE. Our purchase of shares pursuant to the offer will reduce the number of shares that might otherwise trade publicly and may reduce the number of holders of shares, which could affect the liquidity and market value of the remaining shares held by the public. See Section 7 (“Effect of the Offer on the Market for the Shares”) of this Offer to Purchase.

Do I have appraisal or dissenter’s rights?

There are no appraisal or dissenter’s rights available in connection with the offer.

What are the U.S. federal income tax consequences of tendering shares in the offer?

Your receipt of cash for shares tendered in the offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. For a summary of certain material U.S. federal income tax consequences of the offer, see Section 5 (“Certain U.S. Federal Income Tax Consequences”) of this Offer to Purchase. We recommend that you consult with your own tax advisor regarding the U.S. federal, state, local and foreign tax consequences to you of tendering all or a portion of your shares in the offer.

Who can I talk to if I have questions about the offer?

Georgeson, Inc., the information agent for the offer, can help answer your questions, contact information for the information agent is set forth on the back cover of this Offer to Purchase.

To the Holders of Common Stock of Armstrong World Industries, Inc.:

INTRODUCTION

The offer is being made by Armor TPG Holdings LLC, a Delaware limited liability company wholly-owned by TPG Partners V, L.P. (“Partners V”), TPG Partners VI, L.P. (“Partners VI”, and together with Partners V, the “TPG Partners”), TPG FOF V-A, L.P., TPG FOF V-B, L.P. and TPG FOF VI SPV, L.P. (collectively with the TPG Partners, the “TPG Funds”), to purchase up to 4,435,935 shares of common stock, par value $0.01 per share, of Armstrong World Industries, Inc. for $22.31 net per share in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related letter of transmittal. TPG Advisors V, Inc. is the general partner of TPG GenPar V, L.P., which is the general partner of Partners V, TPG FOF V-A, L.P. and TPG FOF V-B, L.P. TPG Advisors VI, Inc. is the general partner of TPG FOF VI SPV, L.P. and TPG GenPar VI, L.P., which is the general partner of Partners VI. Unless the context indicates otherwise, we use the terms “us,” “we,” “our” and “Purchaser” in this Offer to Purchase to refer to Armor TPG Holdings LLC. We refer to Armstrong World Industries, Inc. as “AWI.” We refer to the shares of common stock of AWI as “shares.”

Tendering shareholders whose shares are registered in their own names and who tender directly to Computershare Trust Company, N.A., the depository for the offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in instruction 6 to the letter of transmittal, stock transfer taxes on the purchase of shares by us in the offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. We will pay all fees and expenses of the depositary and Georgeson, Inc., which is acting as the information agent for the offer, which are attributable to the offer. See Section 17 (“Fees and Expenses”) of this Offer to Purchase.

On September 2, 2009, the last trading day prior to the commencement of this offer, the closing price of the shares as reported by the New York Stock Exchange (“NYSE”) was $29.21. Therefore, if you wish to sell your shares, you may be able to obtain a higher price by selling your shares in the open market or otherwise rather than pursuant to the offer. You should discuss with your broker or other financial, legal or tax advisors whether to tender your shares. We urge you to obtain current market quotations for the shares before deciding whether to tender your shares in the offer.

THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OBLIGATION TO ACCEPT AND PAY FOR SHARES VALIDLY TENDERED PURSUANT TO THE OFFER IS CONDITIONED UPON SATISFACTION OR WAIVER OF THE CONDITIONS SET FORTH IN SECTION 13 (“CONDITIONS OF THE OFFER”) OF THIS OFFER TO PURCHASE.

The offer will expire at 12:00 midnight, New York City time, at the end of Thursday, October 1, 2009, unless extended. See Sections 1 (“Terms of the Offer; Proration”), 13 (“Conditions of the Offer”) and 16 (“Certain Legal Matters”) of this Offer to Purchase.

The AWI Board of Directors is required by law to communicate its views regarding the offer to AWI shareholders in a Solicitation/Recommendation Statement on Schedule 14D-9 (“Schedule 14D-9”) to be filed with the Securities and Exchange Commission (the “SEC”) within ten business days from the date the offer is commenced. Shareholders of AWI are urged to read the Schedule 14D-9 carefully and in its entirety when it becomes available.

For purposes of the offer, the term “business day” means any day, other than Saturday, Sunday or any U.S. federal holiday consisting of the time period from 12:01 a.m. through 12:00 midnight, New York City time. For the purposes of the offer, a “trading day” is any day on which the NYSE is open for business.

Based on information provided by AWI, there were 57,347,726 shares outstanding as of September 1, 2009.

Section 5 (“Certain U.S. Federal Income Tax Consequences”) of this Offer to Purchase, describes certain material U.S. federal income tax consequences of tendering shares in the offer.

SHAREHOLDERS SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL.

THE OFFER

SECTION 1.    TERMS OF THE OFFER; PRORATION

Upon the terms of and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of such extension or amendment), we will purchase up to 4,435,935 shares in the aggregate that are validly tendered and not properly withdrawn prior to the Expiration Time. See Section 3 (“Withdrawal Rights”) of this Offer to Purchase. The term “Expiration Time” means 12:00 midnight, New York City time, at the end of Thursday, October 1, 2009, unless and until we have extended the period of time during which the offer is open, in which event the term “Expiration Time” will mean the latest time and date on which the offer, as so extended by us, will expire.

If more than 4,435,935 shares are validly tendered prior to the Expiration Time, and not properly withdrawn, we will, upon the terms and subject to the conditions of the offer, purchase 4,435,935 shares on a pro rata basis (with adjustments to avoid purchases of fractional shares) based upon the number of shares validly tendered by the Expiration Time and not properly withdrawn. If proration of tendered shares is required, because of the difficulty of determining the precise number of shares properly tendered and not withdrawn, we do not expect to announce the final results of proration or pay for any shares until at least three NYSE trading days after the Expiration Time. Preliminary results of proration will be announced by press release as promptly as practicable. Holders of shares may obtain such preliminary information from the information agent at its telephone number on the back cover of this Offer to Purchase. All shares not accepted for payment will be returned to the shareholder or, in the case of tendered shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, promptly after the expiration or termination of the offer in each case, in accordance with the procedure described in Section 4 (“Acceptance for Payment and Payment”) of this Offer to Purchase.

UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

Subject to the terms of the applicable rules and regulations of the SEC, the requirements of AWI’s Amended and Restated Articles of Incorporation (the “Charter”), the terms of the Purchase and Sale Agreement, dated as of August 10, 2009, by and among the Trust and the TPG Partners (as assigned to Purchaser, the “Purchase and Sale Agreement”) and the terms of the Non-Disclosure Agreement, dated as of July 30, 2009, by and between TPG Capital, L.P. (“TPG Capital” and, together with the TPG Funds, “TPG”) and AWI (the “Confidentiality Agreement”), we reserve the right, but will not be obligated, to extend the offer from time to time, and thereby delay acceptance for payment of and payment for any shares, and amend the offer in any other respect, in each case by giving oral or written notice of that extension or amendment to the depositary.

Pursuant to the Charter, the Purchase and Sale Agreement and the Confidentiality Agreement, we may not: (i) decrease the offer price or change the form of consideration payable in the offer or (ii) increase or decrease the number of shares sought pursuant to the offer. However, in the event AWI should (a) split, combine or otherwise change the shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding shares, (c) issue, distribute or sell additional shares, or otherwise cause an increase in the number of outstanding shares or (d) declare or pay any cash dividend or other distribution on the shares or issue, with respect to the shares, any additional shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date on or prior to the date on which any particular share is accepted for payment and paid for pursuant to the offer, then we, in our discretion, may make such adjustments as we deem appropriate in the offer price and other terms of the offer, including, without limitation, the number or type of securities offered to be purchased. If, prior to the Expiration Time, we increase the consideration offered to holders of shares pursuant to the offer, such increased consideration will be paid to holders of all shares that are purchased pursuant to the offer, whether or not such shares were tendered prior to such increase in consideration.

If by 12:00 midnight, New York City time, at the end of Thursday, October 1, 2009 (or, if the offer is extended, any date or time then set as the Expiration Time), any or all of the conditions of the offer has or have not been satisfied or waived, we reserve the right, subject to the applicable rules and regulations of the SEC and the requirements of the Charter to: (i) waive all the unsatisfied conditions and accept for payment and pay for all shares validly tendered prior to the Expiration Time and not thereafter validly withdrawn; (ii) extend the offer and, subject to the right of shareholders to withdraw shares until the Expiration Time, retain the shares that have been tendered during the period or periods for which the offer is extended; or (iii) amend the offer.

Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time in accordance with the public announcement requirements of Rule 14d-4(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change) and without limiting the manner in which we may choose to make any public announcement, we will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

There will not be any subsequent offering period.

If we extend the offer, we are delayed in accepting for payment or paying for shares, or we are unable to accept for payment or pay for shares pursuant to the offer for any reason, then, without prejudice to our rights under the offer, the depositary may, on our behalf, retain all shares tendered. Such tendered shares may not be withdrawn except as provided in Section 3 (“Withdrawal Rights”) of this Offer to Purchase. Our reservation of the right to delay acceptance for payment of or payment for shares is subject to Exchange Act Rule 14e-1(c), which requires that we pay the consideration offered or return the shares deposited by or on behalf of shareholders promptly after the termination or withdrawal of the offer.

If we make a material change in the offer, or if we waive a material condition to the offer, we will extend the offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following material changes in its terms or the information concerning it, other than a change in price or the percentage of securities sought, will depend on the facts and circumstances then existing, including the materiality of the changed terms or information. With respect to a change in price or the percentage of securities sought, a tender offer generally must remain open for a minimum of ten business days following such change to allow adequate disclosure to shareholders.

We will promptly furnish, at our expense, this Offer to Purchase, the related letter of transmittal and other relevant materials to those record holders of shares, beneficial owners, banks, brokers, dealers, trust companies and other persons who request such material from our information agent.

SECTION 2.    PROCEDURE FOR TENDERING SHARES

Valid Tender. For a shareholder to validly tender shares under the offer the depositary must receive, at one of the addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time of the offer:

•

a letter of transmittal, or a facsimile thereof, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message (see “Book-Entry Transfer” below), and any other required documents; and

•

either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “Book-Entry Transfer” below).

The valid tender of shares by you by one of the procedures described in this Section 2 will constitute a binding agreement between you and us on the terms of, and subject to the conditions of, the offer.

Book-Entry Transfer. For purposes of the offer, the depositary will establish an account for the shares at The Depositary Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the depositary’s account at the book-entry transfer facility, the letter of transmittal, or a facsimile thereof, properly completed and duly executed, together with any required signature guarantees, or an agent’s message in lieu of the letter of transmittal, and any other required documents must, in any case, be transmitted to, and received by, the depositary at one of the addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time.

The confirmation of a book-entry transfer of shares into the depositary’s account at the book entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY’S PROCEDURES WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against that participant.

THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE SOLE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY THE BOOK-ENTRY CONFIRMATION). IF YOU PLAN TO MAKE DELIVERY BY MAIL, WE RECOMMEND THAT YOU DELIVER BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND OBTAIN PROPER INSURANCE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Signature Guarantees. No signature guarantee will be required on a letter of transmittal for shares tendered thereby if:

•

the “registered holder(s)” of those shares signs that letter of transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on that letter of transmittal; or

•	those shares are tendered for the account of an “eligible institution.”

For purposes hereof, a “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution”, which term includes most commercial banks, savings and loan associations and brokerage houses, that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchange Medallion Program, or is otherwise an “eligible guarantor institution” as that term is defined in Rule 17 Ad-15 under the Exchange Act.

Except as we describe above, all signatures on any letter of transmittal for shares tendered thereby must be guaranteed by an eligible institution. See instructions 1 and 5 to the letter of transmittal. If the certificates for shares are registered in the name of a person other than the signer of the letter of transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the securities surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See instructions 1 and 5 to the letter of transmittal.

No Guaranteed Deliveries. Shares may not be tendered by notice of guaranteed delivery. Pursuant to the procedures described above under “Valid Tender,” in order for shares to be validly tendered under the offer the depositary must receive, at one of the addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time of the offer, either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer, a book-entry confirmation of that delivery.

Other Requirements. Notwithstanding any other provisions hereof, payment for shares accepted for payment under the offer will in all cases be made only after timely receipt by the depositary of:

•	certificates representing, or a timely book-entry confirmation respecting, those shares;

•

a letter of transmittal, or a facsimile thereof, properly completed and duly executed, with any required signature guarantees thereon, or, in the case of a book-entry transfer, an agent’s message in lieu of a letter of transmittal; and

•	any other documents the letter of transmittal requires.

UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE OF THE SHARES WE PURCHASE IN THE OFFER, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN MAKING THAT PAYMENT.

Appointment. By executing a letter of transmittal, or a facsimile thereof, or, in the case of a book-entry transfer, by delivery of an agent’s message in lieu of a letter of transmittal, you will irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner the letter of transmittal sets forth, each with full power of substitution, to the full extent of your rights with respect to the shares tendered by you and accepted for payment by us and with respect to any and all other shares and other securities or rights issued or issuable in respect of such shares on or after the date of this Offer to Purchase. All these proxies will be considered coupled with an interest in the tendered shares and additional securities attributable thereto. This appointment will be effective when, and only to the extent that, we accept for payment shares tendered by you as provided herein. On that appointment, all prior powers of attorney, proxies and consents you have given with respect to the shares tendered by you and accepted for payment by us and all additional securities attributable thereto will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by you or on your behalf (and, if given, will not be effective). Our designees will thereby be empowered to exercise all your voting and other rights with respect to those shares and additional securities attributable thereto that you may have in respect of any annual, special or adjourned meeting of AWI shareholders, actions by written consent without any such meeting or otherwise, as our designees in their sole discretion deem proper.

Tendering Shareholder’s Representation and Warranty. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (i) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the offer or (ii) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the offer and will deliver or cause to be delivered such shares so acquired for the purpose of tendering to us within the period specified in the offer. Rule 14e-4 also provides a similar restriction applicable to the tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s representation and warranty to us that (a) such shareholder has a “net long position” in shares or Equivalent Securities being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4.

Purchaser’s Acceptance Constitutes an Agreement. Our acceptance for payment of shares tendered pursuant to the offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the offer.

Determination of Validity. We will decide, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares, and each such decision will be final and binding. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of, or payment for, shares which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any shares of any particular shareholder whether or not we waive similar defects or irregularities in the case of other shareholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the offer, including the letter of transmittal and the instructions thereto, will be final and binding. By tendering shares to us you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

Backup U.S. Federal Income Tax Withholding. Under the U.S. federal income tax laws, payments with respect to shares tendered in the offer may be subject to backup U.S. federal income tax withholding. For a discussion of certain material U.S. federal income tax considerations of the offer, including backup U.S. Federal Income Tax Withholding, see Section 5 (“Certain U.S. Federal Income Tax Consequences”) of this Offer to Purchase.

Lost, Destroyed or Stolen Certificates. If the share certificates that a registered holder wants to surrender have been lost, destroyed or stolen, the shareholder should promptly notify AWI’s transfer agent, American Stock Transfer & Trust Company, LLC, at the toll-free number 1-800-937-5449. The transfer agent will instruct the shareholder as to the steps that must be taken in order to replace the certificates.

WE WILL DECIDE, IN OUR SOLE DISCRETION, ALL QUESTIONS AS TO THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES, AND EACH SUCH DECISION WILL BE FINAL AND BINDING ON ALL PARTIES.

SECTION 3.    WITHDRAWAL RIGHTS

Except as this Section 3 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the offer according to the procedures we describe below at any time prior to the Expiration Time and you may also withdraw your previously tendered shares at any time after Sunday, November 1, 2009 unless such shares have been accepted for payment as provided in the offer.

For a withdrawal to be effective, a written notice of withdrawal must:

•	be received in a timely manner by the depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•

specify the name of the shareholder having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares have been delivered or otherwise identified to the depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 2 (“Procedure for Tendering Shares”) of this Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 2 (“Procedure for Tendering Shares”) of this Offer to Purchase.

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any shareholder, whether or not we waive similar defects or irregularities in the case of any other shareholder. None of us, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

SECTION 4.    ACCEPTANCE FOR PAYMENT AND PAYMENT

On the terms of and subject to the conditions of the offer, including, if we extend or amend the offer, the terms and conditions of any such extension or amendment, we will accept for payment, and will pay promptly after the Expiration Time for, all shares validly tendered prior to the Expiration Time and not properly withdrawn in accordance with Section 3 (“Withdrawal Rights”) of this Offer to Purchase, up to a maximum of 4,435,935 shares. We will decide, in our reasonable discretion, all questions as to the satisfaction of those terms and conditions, and each such decision will be final and binding. See Sections 1 (“Terms of the Offer; Proration”) and 13 (“Conditions of the Offer”) of this Offer to Purchase. We expressly reserve the right, in our sole discretion, to delay acceptance for payment of or payment for shares until satisfaction of all conditions of the offer relating to governmental or regulatory approvals. We will effect any such delays in compliance with Exchange Act Rule 14e-1(c), which relates to the obligation of a bidder to pay for or return tendered securities promptly after the termination or withdrawal of its offer.

In all cases, we will accept for payment and pay for shares accepted under the offer only after timely receipt by the depositary of:

•	certificates representing, or a timely book-entry confirmation respecting, those shares;

•	a letter of transmittal, or a facsimile thereof, properly completed and executed with any required signatures thereon or, in the case of a book-entry transfer, an agent’s message; and

•	any other documents the letter of transmittal requires.

For purposes of the offer, we will be deemed to have accepted for payment, and thereby purchased, shares properly tendered to us and not withdrawn, if and when we give oral or written notice to the depositary of our acceptance for payment of those shares. On the terms of and subject to the conditions of the offer, we will pay for shares we have accepted for payment under the offer by depositing the purchase price therefor with the depositary. The depositary will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to tendering shareholders whose shares we have accepted for payment.

UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR THOSE SHARES. If we are delayed in our acceptance for payment of, or payment for, shares or we are unable to accept for payment, or pay for, shares under the offer for any reason, then, without prejudice to our rights under the offer, but subject to our compliance with Exchange Act Rule 14e-1(c), the depositary nevertheless may retain tendered shares on our behalf and those shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, the withdrawal rights described in Section 3 (“Withdrawal Rights”) of this Offer to Purchase.

If we do not purchase any tendered shares under the offer for any reason or, if due to proration, not all shares tendered are purchased, then, promptly following the expiration or termination of the offer and, at no expense to tendering shareholders, with respect to all shares not accepted for payment:

•	the depositary will return certificates it has received respecting tendered shares to the person who delivered those certificates to the depositary; and

•

in the case of tendered shares delivered by book-entry transfer into the depositary’s account at the book-entry transfer facility in accordance with the procedures described in Section 2 (“Procedure for Tendering Shares”) of this Offer to Purchase, those shares will be credited to the account at the book-entry transfer facility from which that transfer had been previously made.

SECTION 5.    CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax consequences to shareholders of AWI upon the tender of shares for cash pursuant to the offer. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). In addition, this summary is not a complete description of all the tax consequences of the offer and, in particular, may not address U.S. federal income tax considerations to shareholders of AWI subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities or currencies, traders that mark to market, holders who hold their shares as part of a hedge, straddle or conversion transaction, insurance companies, tax-exempt entities and holders who obtained their shares by exercising options or warrants). In addition, this summary does not discuss any consequences to holders of options or warrants to purchase shares or any aspect of state, local or foreign tax law that may be applicable to any holder of shares, or any U.S. federal tax considerations other than U.S. federal income tax considerations. This summary assumes that holders own shares as capital assets within the meaning of Section 1221 of the Code.

UNITED STATES INTERNAL REVENUE SERVICE CIRCULAR 230 NOTICE: TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, SHAREHOLDERS OF AWI ARE HEREBY NOTIFIED THAT ANY DISCUSSION OF U.S. FEDERAL INCOME TAX ISSUES CONTAINED OR REFERRED TO IN THIS OFFER TO PURCHASE OR ANY DOCUMENT REFERRED TO HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY SHAREHOLDERS OF AWI FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE CODE, AND SUCH DISCUSSION IS WRITTEN FOR USE IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN.

We urge shareholders of AWI to consult their own tax advisors with respect to the tax consequences to them in connection with the offer in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws.

Consequences to Tendering U.S. Holders

Except as otherwise set forth below, the following discussion is limited to the U.S. federal income tax consequences relevant to a holder of shares that is a U.S. Holder. A “U.S. Holder” is a holder that is (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in effect to be treated as a U.S. person.

A beneficial owner that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes is a “Non-U.S. Holder.” Non-U.S. Holders should refer to the discussion entitled “Consequences for Tendering Non-U.S. Holders” below.

Payments with respect to the Shares

The exchange of shares for cash pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who receives cash for shares pursuant to the offer will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares.

Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder’s holding period for the shares is more than one year at the time of the exchange of such holder’s shares for cash. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. There are limitations on the deductibility of capital losses.

Backup Withholding Tax and Information Reporting

Payments made with respect to shares exchanged for cash in the offer will be subject to information reporting and U.S. federal backup withholding tax at a rate of 28% unless the (i) the U.S. Holder furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing a Form W-9, which will be included with the letter of transmittal to be returned to the depositary) or (ii) the U.S. Holder is otherwise exempt from backup withholding. Backup withholding is not an additional tax. Any amounts so withheld may be credited against the U.S. Holder’s U.S. federal income tax liability. U.S. Holders are encouraged to consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Consequences for Tendering Non-U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to Non-U.S. Holders of the shares.

Payments with respect to the Shares

Payments made to a Non-U.S. Holder with respect to shares exchanged for cash in the offer generally will be exempt from U.S. federal income tax, unless:

(i)	the gain on the shares, if any, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States,

(ii)	the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year and certain other conditions are met, or

(iii)	the Non-U.S. Holder is an individual subject to tax pursuant to U.S. tax rules applicable to certain expatriates.

Backup Withholding Tax and Information Reporting

In general, Non-U.S. Holders will not be subject to backup withholding and information reporting with respect to a payment made with respect to shares exchanged for cash in the offer if such holders have provided the depositary with a properly executed IRS Form W-8BEN (or appropriate substitute form). If shares are held through a foreign partnership or other flow through entity, certain documentation requirements also apply to the partnership or other flow through entity. Non-U.S. Holders are encouraged to consult their tax advisors as to their qualification for exemption from backup withholding. Backup withholding is not an additional tax. Any amount paid as backup withholding would be creditable against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the requisite information is timely provided to the IRS.

Consequences to Non-Tendering Holders

A shareholder of AWI whose shares are not purchased pursuant to the offer will not incur any U.S. federal income tax liability as a result of consummation of the offer.

SECTION 6.    PRICE RANGE OF THE SHARES

AWI lists its common stock on the NYSE under the trading symbol “AWI.” The following table sets forth the high and low sale prices of the shares for each quarter, as reported by the NYSE, based on published financial sources for the last full two years and the periods indicated in 2009.

Year	High	Low
2007:
First Quarter	$56.72	$41.55
Second Quarter	$57.48	$49.85
Third Quarter	$52.47	$35.04
Fourth Quarter	$44.28	$38.00

2008:
First Quarter	$40.98	$26.25
Second Quarter	$39.44	$28.92
Third Quarter	$40.19	$27.10
Fourth Quarter	$28.94	$13.79

2009:
First Quarter	$23.74	$9.42
Second Quarter	$21.80	$10.55
Third Quarter (through September 2, 2009)	$33.73	$15.05

On September 2, 2009, the last trading day prior to the commencement of this offer, the closing price of the shares as reported by the NYSE was $29.21. Therefore, if you wish to sell your shares, you may be able to obtain a higher price by selling your shares in the open market or otherwise rather than pursuant to the offer. You should discuss with your broker or other financial, legal or tax advisors whether to tender your shares. We urge you to obtain current market quotations for the shares before deciding whether to tender your shares in the offer.

SECTION 7.    EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES

If we purchase the maximum number of shares in the offer, following consummation of the offer we will own of record, in the aggregate, 11,435,935 shares, representing approximately 19.9% of the outstanding shares. We and the Trust will share beneficial ownership of 41,417,415 shares, representing approximately 72.2% of the outstanding shares. Our purchase of shares pursuant to the offer will reduce the number of shares that might otherwise trade publicly and may reduce the number of holders of shares, which could affect the liquidity and market value of the remaining shares held by the public.

SECTION 8.    CERTAIN INFORMATION CONCERNING AWI

The following description of AWI and its business has been taken from AWI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which was filed with the SEC on February 26, 2009, and is qualified in its entirety by reference to such report.

AWI is a Pennsylvania corporation with its principal executive offices located at 2500 Columbia Avenue, Lancaster, PA 17603. AWI’s telephone number at such principal executive offices is (717) 397-0611. AWI produces flooring products and ceiling systems for use primarily in the construction and renovation of commercial, institutional and residential buildings. It designs, manufactures and sells flooring products (primarily resilient and wood flooring) and ceiling systems (primarily mineral fiber, fiberglass and metal) around the world. It designs, manufactures and sells kitchen and bathroom cabinets in the U.S.

Available Information. AWI is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning AWI’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of AWI’s securities, any material interests of such persons in transactions with AWI, and other matters is required to be disclosed in proxy statements and periodic reports distributed to AWI’s shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC’s office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the SEC’s Public Reference Room in Washington, DC can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as AWI, who file electronically with the SEC. The address of that site is www.sec.gov.

Certain Financial Projections

In connection with TPG’s due diligence on AWI, AWI made available to TPG pursuant to the Confidentiality Agreement certain non-public business and financial information about AWI, including financial projections prepared in July 2009 by AWI’s management with respect to the fiscal years ending December 31, 2009, 2010, 2011 and 2012. AWI has advised TPG that the projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. Furthermore, the projections do not purport to represent operations in accordance with U.S. generally accepted accounting principles or “GAAP.” Neither AWI’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

AWI has further advised TPG that its financial projections reflect numerous estimates and assumptions with respect to operations, market trends, raw material costs, exchange rates and economic forecasts. The projections assume weak market conditions in 2010, but growth in 2011-2012. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, these financial projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such projections, including the risk factors set forth in AWI’s periodic filings with the SEC.

The financial projections have not been updated since they were prepared in July 2009. The financial projections included below were prepared by AWI. The financial projections exclude the impact of restructuring charges and related costs, and certain other gains and losses. The projections also assume a constant translation effect of foreign exchange rates.

	2009	2010	2011	2012
	(in millions, except per share data)
Net Sales	$2,718.0	$2,627.9	$2,779.8	$3,186.3
Operating Income*	$129.0	$137.0	$268.4	$379.8
Net Income from Continued Operations*	$65.8	$84.6	$170.6	$239.7
Earnings before interest, taxes, depreciation and amortization*	$265.2	$260.2	$378.6	$486.5
Earnings per diluted share*	$1.16	$1.49	$3.01	$4.23

*	Non-GAAP measure.

The inclusion of the projections above should not be regarded as an indication that any of Purchaser, TPG, AWI or their respective affiliates or representatives considered in the past or currently consider such projections to be a reliable prediction of future events, and such projections should not be relied upon as such. None of Purchaser, TPG, AWI or their respective affiliates or representatives has made or makes any representation to any person regarding the information contained in the projections described above, and none of them intends to update or otherwise revise such projections to reflect circumstances existing after the date that AWI prepared such projections or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such projections are shown to be in error. The projections are included in this Offer to Purchase solely because the projections were made available by AWI to TPG and are not included for the purpose of influencing a shareholder’s decision whether to tender his or her shares in the offer. Holders of shares are cautioned not to rely on the projections.

Sources of Information. Except as otherwise set forth herein, the information concerning AWI contained in this Offer to Purchase is based upon publicly available documents and records on file with the SEC and other public sources. Although we have no knowledge that any such information contains any misstatements or omissions, none of Purchaser, TPG, or any of their respective affiliates or assigns, the information agent or the depositary assumes responsibility for the accuracy or completeness of the information concerning AWI contained in such documents and records or for any failure by AWI to disclose events which may have occurred or may affect the significance or accuracy of any such information.

SECTION 9.	CERTAIN INFORMATION CONCERNING PURCHASER, ITS AFFILIATES AND GROUP MEMBERS

Purchaser. Purchaser is a Delaware limited liability company and, to date, has engaged in no activities other than those incident to its formation, the offer, the Purchase and Sale Agreement and the transactions contemplated thereby and an assignment and assumption agreement, dated as of August 28, 2009, pursuant to which Purchaser assumed the TPG Partners’ rights and obligations under the Purchase and Sale Agreement. Purchaser is wholly-owned by the TPG Funds. The principal business of each of the TPG Funds is to make investments in securities of public and private corporations.

TPG Affiliates. TPG Advisors V, Inc. (“Advisors V”) is the sole general partner of TPG GenPar V, L.P., a Delaware limited partnership, which in turn is the sole general partner of Partners V, TPG FOF V-A, L.P. and TPG FOF V-B, L.P., each a Delaware limited partnership. TPG GenPar V, L.P., a Delaware limited partnership, was formed for the sole purpose of acting as the general partner of these funds.

TPG Advisors VI, Inc. (“Advisors VI”) is the sole general partner of TPG FOF VI SPV, L.P. and TPG GenPar VI, L.P., each a Delaware limited partnership, which in turn is the sole general partner of Partners VI, a Delaware limited partnership. TPG GenPar VI, L.P. was formed solely for the purpose of serving as the general partner of this fund.

Each of Advisors V and Advisors VI is a privately held Delaware corporation. The principal business of each of Advisors V and Advisors VI is serving as the sole ultimate general partner of related entities engaged in making investments in securities of public and private companies.

By virtue of their principal occupations, David Bonderman, Chairman of the Board of Directors and President of Advisors V, Advisors VI and other affiliated entities, and James G. Coulter, director and Vice President of Advisors V, Advisors VI and other affiliated entities, are deemed to be members of a group with Purchaser, the TPG Partners, TPG GenPar V, L.P., TPG GenPar VI, L.P., Advisors V and Advisors VI (collectively the “TPG Beneficial Owners”).

The principal executive offices of each of Messrs. Bonderman and Coulter and each of the TPG Beneficial Owners are located at c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, and the telephone number at such principal executive offices is (817) 871-4000.

Additional Information. The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of directors and the executive officers of each of the TPG Beneficial Owners are set forth in Schedule A. None of the TPG Beneficial Owners or to the best knowledge of the TPG Beneficial Owners after reasonable inquiry, any of the persons listed on Schedule A hereto, has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

The Trust. As a result of the Shareholders’ Agreement, dated August 28, 2009, between Purchaser and the Trust (the “Shareholders’ Agreement”) the TPG Beneficial Owners are deemed to be members of a group with the Trust.

The following information regarding the Trust and its trustees is based solely on information contained in a Schedule 13D filed by the Trust on August 11, 2009 or otherwise provided by the Trust to Purchaser.

The Trust is a trust organized under the laws of Delaware established for the purpose of satisfying asbestos-related injury claims against AWI. The Trust’s principal offices are located at 818 N. Washington Street, Wilmington, Delaware 19801-1510, Attention: Harry Huge, Managing Trustee. The Trust has not been convicted in a criminal proceeding in the last five years. During the last five years, the Trust has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction which resulted in the Trust being at any time subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

The trustees of the Trust (the “Trustees”) are: Anne M. Ferrazi, Harry Huge (the Managing Trustee) and Richard Neville.

Additional Information. The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the Trustees are set forth in Schedule A. None of the Trustees have been convicted in a criminal proceeding or been party to a civil proceeding of a judicial or administrative body of competent jurisdiction which resulted in them being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Interest in the Securities of the Subject Company. On August 10, 2009, the TPG Partners and the Trust entered into the Purchase and Sale Agreement. On August 28, 2009 (the “Closing Date”), the TPG Partners assigned their rights and obligations under the Purchase and Sale Agreement to Purchaser. On the Closing Date, Purchaser acquired 7,000,000 shares (the “Initial Shares”) at a price of $22.31 per share in cash. Concurrently with the purchase of the Initial Shares and pursuant to the Purchase and Sale Agreement, Purchaser and the Trust entered into a prepaid forward transaction (the “Confirmation”), pursuant to which Purchaser has an economic interest in an additional 1,039,777 shares (the “Economic Interests” and, together with the Initial Shares, the “Initial Investment”) in exchange for a payment equal to the product of a number of shares equal to the Economic Interests and $22.31. On the Closing Date, the Trust and Purchaser also entered into the Collateral Annex (the “Collateral Annex”), pursuant to which the Trust pledged 1,039,777 shares as collateral for its obligations under the prepaid forward transaction. The prepaid forward transaction will be cash-settled on the third currency business day following the 20th scheduled trading day beginning on November 4, 2013, subject to the Trust’s option to physically settle the prepaid forward transaction by delivering a number of shares equal to the Economic Interests in lieu of cash.

Purchaser owns of record and beneficially, and the remainder of the TPG Beneficial Owners are deemed to beneficially own, the Initial Shares, which represent approximately 12.2% of the total outstanding shares. Purchaser also owns, and the remainder of the TPG Beneficial Owners are deemed to own, the pecuniary interests represented by the Economic Interests. As a result of the Shareholders’ Agreement, the TPG Beneficial Owners are deemed to have shared voting power and shared beneficial ownership of 36,981,480 shares, representing approximately 64.5% of the total outstanding shares, which includes the Initial Shares and 29,981,480 shares directly held by the Trust. These calculations are based on 57,347,726 shares outstanding as of September 1, 2009, which figure is based on information provided by AWI.

The TPG Beneficial Owners may at any time and from time to time directly or indirectly acquire additional shares, economic interests in shares or associated rights or securities exercisable for or convertible into shares, or dispose of some or all of the Initial Investment, based upon its ongoing evaluation of AWI, prevailing market conditions, liquidity requirements and/or other investment considerations and subject to the provisions of the Shareholders’ Agreement, the Confidentiality Agreement and applicable legal restrictions. Any determination with respect to the acquisition or disposition of additional shares depends upon a variety of factors, including, without limitation, current and anticipated future trading prices for the shares, the financial condition, results of operations and prospects of AWI, tax considerations and general economic, financial market and industry conditions.

Except as set forth elsewhere in this Offer to Purchase or in Schedule A: (i) none of the TPG Beneficial Owners or, to the knowledge of Purchaser, after reasonable inquiry, the Trust, any of the persons listed in

Schedule A or any associate or majority-owned subsidiary of the TPG Beneficial Owners, beneficially owns or has a right to acquire any shares or any other equity securities of AWI; (ii) none of the TPG Beneficial Owners or, to the knowledge of the Purchaser after reasonable inquiry, any of the entities referred to in clause (i) above or any of their executive officers, directors, affiliates or subsidiaries has effected any transaction in shares or any other equity securities of AWI during the past 60 days; (iii) none of the TPG Beneficial Owners, their subsidiaries or affiliates or, to the knowledge of Purchaser after reasonable inquiry, any of the Trust or the persons listed in Schedule A, has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of AWI (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations); (iv) in the past two years, there have been no transactions that would require reporting under the rules and regulations of the SEC between any of the TPG Beneficial Owners, their subsidiaries or affiliates or, to the knowledge of Purchaser after reasonable inquiry, any of the Trust or the persons listed in Schedule A, on the one hand, and AWI or any of its executive officers, directors or affiliates, on the other hand; and (v) in the past two years, there have been no negotiations, transactions or material contacts between any of the TPG Beneficial Owners, their subsidiaries or affiliates or, to the knowledge of the Purchaser after reasonable inquiry, any of the Trust or the persons listed in Schedule A, on the one hand, and AWI or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of AWI’s securities, an election of AWI’s directors or a sale or other transfer of a material amount of assets of AWI.

We do not believe our financial condition is relevant to your decision whether to tender your shares and accept the offer because (i) the offer is being made solely in exchange for cash payment, (ii) the offer is not subject to any financing condition, and (iii) the TPG Funds have available sufficient cash and equity commitments, and will arrange for Purchaser to have, sufficient funds to purchase all shares validly tendered and not properly withdrawn in the offer. See Section 14 (“Source and Amount of Funds”) of this Offer to Purchase.

SECTION 10.    BACKGROUND OF THE OFFER

On October 2, 2006, AWI emerged from Chapter 11 reorganization. Under the terms of AWI’s plan of reorganization, substantially all asbestos personal injury claims against AWI were assumed by the Trust. The Trust was funded with, among other assets, 36,981,480 shares of AWI common stock, which represented approximately 65% of AWI’s outstanding shares upon its emergence from bankruptcy. Under the terms of AWI’s plan of reorganization, the Charter and AWI Bylaws contain various provisions relating to governance and the Trust’s ability to sell shares. Additionally, as required by the plan of reorganization, the Trust and AWI entered into a Stockholder and Registration Rights Agreement dated as of October 2, 2006 (the “Existing Stockholder Agreement” and, together with the Charter and AWI Bylaws, the “Governance Documents”). The Charter requires that, until such time as the Trust first ceases to be the beneficial owner of at least 20% of the outstanding shares of AWI, the AWI Board of Directors may not nominate or recommend for election as a director any person if such person’s election would cause a majority of the directors to cease to be (to the best knowledge of the Board) “independent directors” as defined in the Charter. Similarly, the Governance Documents provide that until the earlier of that time and October 2, 2016, the Trust will not nominate or vote for the election of a person as a director if (to the best knowledge of the Trust) such election would result in a majority of the directors ceasing to be independent directors. Under the Governance Documents, until such time as the Trust first ceases to be the beneficial owner of at least 20% of the outstanding shares, the Trust may not transfer more than 5% of the outstanding shares of AWI to a proposed purchaser who would beneficially own more than 35% of the outstanding shares of AWI unless, among other alternatives, all other holders of AWI shares are afforded the opportunity to participate in the transaction on the same terms, including the same type and amount of consideration per share. That requirement is deemed satisfied if, within a specified period, the purchaser makes a tender offer for the same percentage of shares owned by other shareholders as the percentage of the Trust’s shares sold to it, for the same type and amount of consideration per share.

On February 15, 2007 AWI issued a press release announcing that it had initiated a review of its strategic alternatives and had retained financial and legal advisors to assist it in that process. That press release also stated that the Trust had retained financial and legal advisors.

Subsequently, TPG Capital was contacted by AWI’s financial advisor to determine whether TPG might have potential interest in making an offer to acquire AWI. TPG Capital and AWI entered into a customary confidentiality agreement dated March 9, 2007 (which subsequently expired) and TPG Capital submitted an initial indication of interest to acquire AWI but did not proceed further in the AWI strategic review process.

During the strategic review process, representatives of the Trust and AWI had numerous conversations regarding the status and progress of the strategic review.

On February 29, 2008, AWI issued a press release announcing that it had completed its strategic review “after extensive evaluation of alternatives, including a possible sale of AWI’s individual businesses and the entire company” and that the AWI Board of Directors had “concluded that it is in the best interest of [AWI] and its shareholders to continue to execute the Company’s strategic operating plan under its current structure as a publicly traded company.” That press release also announced a special dividend and stated that the Trust had informed the Board of Directors that it “supports the Board’s decision to conclude the strategic review and pay a special dividend.” It noted that the Trust had also informed AWI that it “currently expects to have sufficient liquidity to pay claims against the Trust for the foreseeable future and has no present plans to dispose of [AWI] common stock.”

In October 2008, Stan A. Askren and Jon A. Boscia, two candidates who had been submitted to the Nominating and Governance Committee for consideration by the Trust, were elected to the Board.

In June 2008, David Bonderman, a Founding Partner of TPG, contacted Harry Huge, the Managing Trustee of the Trust, to inquire whether the Trust might be interested in exploring a transaction involving AWI. Following a number of reschedulings, Messrs. Bonderman and Huge had dinner in February 2009, and this led to a meeting between representatives of TPG and the Trust on May 7, 2009, followed by a series of discussions between TPG and the Trust and their respective advisors, including a meeting on June 9, 2009. The principal type of transaction discussed by the Trust and TPG during these discussions was the possible sale by the Trust of some of its shares of AWI common stock to TPG, together with the Trust and TPG entering into a voting agreement and cooperating generally with respect to matters relating to AWI. The Trust indicated that such a transaction could potentially serve two purposes: (i) by providing TPG with an ownership stake, it would be attracting a co-investor with significant operating and strategic experience and resources to assist AWI in exploring operational and strategic initiatives that might improve AWI’s performance and thus benefit the Trust as well as other shareholders and (ii) monetizing a portion of the Trust’s investment in AWI for further liquidity and diversification. In the early stage of the discussions, the Trust also raised and the parties briefly discussed two other types of potential transactions: an acquisition by TPG of a portion of the Trust’s shares and of all outstanding shares owned by other shareholders; or an acquisition by TPG of AWI in its entirety.

Following a number of further meetings, conversations and negotiations between the Trust and its advisors, on the one hand, and TPG and its advisors, on the other, by July 8, 2009 the parties had established the principal terms on which they would both be prepared to move forward, subject, among other things, to TPG being given the opportunity to conduct due diligence on AWI and being satisfied with the results of that diligence, the negotiation of mutually satisfactory definitive agreements, and receipt of internal and any necessary regulatory approvals.

On July 8, 2009 Mr. Huge contacted Michael Lockhart, AWI’s CEO, and advised him of the discussions between the Trust and TPG and requested that AWI permit TPG to conduct customary due diligence. The following day there was a conversation between Messrs. Huge, Bonderman and Lockhart at which Mr. Bonderman expressed TPG’s interest in purchasing some of the Trust’s shares and working with the Trust and the AWI Board and management to improve AWI’s performance, and requested the opportunity to conduct diligence.

Following further discussions between AWI, TPG and the Trust and their respective counsel, TPG Capital and AWI entered into an interim reciprocal confidentiality agreement dated as of July 14, 2009, that, among other things, prohibited TPG from purchasing any shares until one business day after AWI issued its earnings release for the quarter ended June 30, 2009. On July 15, 2009, Mr. Lockhart and certain other senior executives of AWI met with Mr. Bonderman and certain other senior TPG officials, with a representative of the Trust present, at which AWI shared with TPG what it expected to disclose on its upcoming quarterly earnings announcement and conference call and discussed generally AWI’s business and prospects. At that meeting TPG provided AWI with the term sheet summarizing the contemplated principal terms of the potential transaction between it and the Trust. The next day Messrs. Bonderman and Huge met with James O’Connor, AWI’s lead director, and Mr. Lockhart, to similarly describe TPG’s potential interest in AWI and its desire to perform due diligence.

There continued thereafter to be conversations between AWI, the Trust and TPG and their respective counsel. The Trust and TPG were advised by AWI that the AWI Board had met by conference call on July 21, 2009 and discussed the request from the Trust that TPG be permitted to conduct further diligence, but that no decision had yet been made and that the Board would consider the request further at its regularly-scheduled meeting on July 27, 2009. The Board also invited a TPG representative to make a presentation at that upcoming Board meeting with regard to its experience and track record and its view of AWI and the industry, which invitation was accepted. Through the Company’s counsel, the Board also requested that it be permitted to review the potential definitive agreements between the Trust and TPG prior to authorizing diligence. The Board also requested a commitment that any definitive agreements would not be amended for two years in any manner that could reasonably be expected to be adverse to the public shareholders of AWI, without AWI’s consent, as well as commitments from the Trust and TPG regarding the retention of certain existing governance provisions in the Charter and Bylaws, commitments from the Trust not to trigger a “change in control” for tax purposes or under AWI’s outstanding indebtedness, and an agreement by TPG to provide “tag-along rights” for public shareholders in the event of certain sales of shares by TPG.

In response, the Trust and TPG confirmed to the AWI Board that no changes were contemplated in the Governance Documents in connection with the potential transaction, and noted that such transaction would itself comply with the Governance Documents. The Trust and TPG also committed that any definitive agreements between them with respect to the potential transaction would not conflict with or require an amendment to the Governance Documents or obligate either of them to support any such amendment. Additionally, the Trust and TPG noted to AWI the substantial alignment of interests between AWI, the Trust, TPG, and AWI’s other shareholders with respect to avoiding a “change in control” for tax purposes or for purposes of AWI’s loan agreement and advised the AWI Board that neither the Trust nor TPG would be prepared to effect the transaction if they believed it would result in (or would in the near future result in a material risk of) an acceleration of AWI’s outstanding indebtedness. The Trust and TPG noted that potential definitive agreements had not yet been, and would not be, drafted or negotiated unless diligence was authorized by the Board, and that they were not prepared to give AWI approval rights with respect to any definitive agreements between the Trust and TPG. In the discussions, the Trust noted that detailed provisions regarding governance and regarding its rights to sell its shares had been established pursuant to the Chapter 11 plan of reorganization, and were set forth in the Governance Documents, and that the Trust was not prepared to further limit its rights with respect to the sale of shares or otherwise. TPG also rejected the request for tag-along rights.

TPG representatives made a presentation and responded to questions during a portion of the July 27, 2009 AWI Board meeting, and a representative of the Trust also was present for that portion of the meeting and responded to questions. Subsequently, the Trust and TPG were advised that the Board of Directors had authorized TPG to undertake diligence, subject to execution of a satisfactory confidentiality agreement.

Starting prior to the July 27, 2009 Board meeting and continuing thereafter, counsel for AWI and TPG, in consultation with the Trust’s counsel, negotiated the terms of the Confidentiality Agreement, and it was executed on July 29, 2009. Shareholders are encouraged to read the description of the Confidentiality Agreement in Section 12 (“Relationships, Agreements and Transactions with AWI or Its Affiliates; Plans for AWI”) of this Offer to Purchase.

Starting July 29, 2009, TPG was provided with access to additional information and met further with Mr. Lockhart and other members of senior management. Counsel for TPG and the Trust prepared and negotiated the transaction agreements. The Purchase and Sale Agreement (which attached the forms of the other transaction agreements) was executed late on August 10, 2009, following final approval by the Trustees. As required by the Confidentiality Agreement, drafts of the transaction agreements were confidentially provided to AWI prior to execution of the Purchase Agreement. As also required by the Confidentiality Agreement, TPG delivered an undertaking that, for two years after the purchase of shares from the Trust pursuant to the Purchase and Sale Agreement, it would not vote shares beneficially owned by it in favor of any amendment to specified sections of the Charter or of the Existing Stockholder Agreement.

TPG and AWI each made an announcement concerning the transaction early on the morning of August 11, 2009, noting that as required by the Charter, following TPG’s contemplated purchase of shares from the Trust and the execution of the Shareholders Agreement, TPG would commence the offer.

Subsequently, TPG Partners assigned their rights under the Purchase and Sale Agreement to us and, on August 28, 2009, we purchased 7,000,000 shares from the Trust for $22.31 per share and entered into the Confirmation, the Collateral Annex and the Shareholders’ Agreement. Shareholders are encouraged to read the description of the transaction agreements in Section 12 (“Relationships, Agreements and Transactions with AWI or Its Affiliates; Plans for AWI”) of this Offer to Purchase.

SECTION 11.    PURPOSE OF THE OFFER

The Charter, Article Sixth (H)(iii), requires that upon the transfer by the Trust of more than 5% of the total outstanding shares to any person, who after giving effect to the transfer would beneficially own more than 35% of the total outstanding shares, the purchaser of such shares shall offer to purchase at least that number of shares held by other shareholders equal to the product of (i) the total number of shares held by other shareholders and (ii) a fraction, the numerator of which is the number of shares acquired from the Trust and the denominator of which is the total number of shares held by the Trust prior to the transfer, for the same type and amount of consideration per share as paid to the Trust.

On August 29, 2009, Purchaser acquired shares from the Trust in excess of the thresholds in the Charter. Purchaser is thus making the offer for 4,435,935 shares at $22.31 per share in cash, which is the same amount per share as we paid to the Trust, pursuant to the requirements of Article Sixth (H)(iii) of the Charter and in satisfaction of Purchaser’s obligations under the Purchase and Sale Agreement. See “Purchase and Sale Agreement” under Section 12 (“Relationships, Agreements and Transactions with AWI or Its Affiliates; Plans for AWI”) of this Offer to Purchase. By virtue of the acquisition of these shares and the execution and delivery of the Shareholders’ Agreement (see “Shareholders’ Agreement” under Section 12 (“Relationships, Agreements and Transactions with AWI or Its Affiliates; Plans for AWI”) of this Offer to Purchase) Purchaser is deemed to have beneficial ownership of 36,981,480 shares, representing approximately 64.5% of the total outstanding shares, accordingly the purpose of the offer is not to acquire or influence control of the business of AWI.

The Purchaser has agreed to indemnify and hold harmless the Trust from and against any and all claims, damages or losses arising from any materially misleading information or omissions in the filings with the SEC relating to the offer (other than materials approved by the Trust) or for the non-compliance of the offer with the provisions of the Exchange Act or the Charter. The Trust has agreed not to tender any shares pursuant to the offer.

SECTION 12.	RELATIONSHIPS, AGREEMENTS AND TRANSACTIONS WITH AWI OR ITS AFFILIATES; PLANS FOR AWI

Purchase and Sale Agreement. The following summary is qualified in its entirety by reference to the full text of the Purchase and Sale Agreement, a copy of which is filed as exhibit (d)(1) to the Tender Offer Statement on Schedule TO that Purchaser has filed with the SEC on September 3, 2009 (the “Schedule TO”) and which is incorporated herein by reference. The Purchase and Sale Agreement may be examined and copies may be obtained in the manner set forth under “Available Information” in Section 8 (“Certain Information Concerning AWI”) of this Offer to Purchase.

Pursuant to the Purchase and Sale Agreement, on August 28, 2009, Purchaser acquired 7,000,000 shares and Purchaser and the Trust entered into the Shareholders’ Agreement and the prepaid forward transaction. See “Shareholders’ Agreement” and “Prepaid Forward Transaction” under this Section 12. Also pursuant to the Purchase and Sale Agreement, Purchaser is obligated to undertake this offer for 4,435,935 shares at a cash price of $22.31 per share. See Section 11 (“Purpose of the Offer”) of this Offer to Purchase.

Shareholders’ Agreement. The following is a summary of certain provisions of the Shareholders’ Agreement. This summary is qualified in its entirety by reference to the full text of the Shareholders’ Agreement, a copy of which is filed as exhibit (d)(3) to the Schedule TO and which is incorporated herein by reference. The Shareholders’ Agreement may be examined and copies may be obtained in the manner set forth under “Available Information” in Section 8 (“Certain Information Concerning AWI”) of this Offer to Purchase.

Composition of AWI’s Board of Directors. Pursuant to the Shareholders’ Agreement, the Trust and TPG have agreed to take all necessary action to cause the AWI Board of Directors to consist of eleven directors: six independent directors, within the meaning of the Charter, mutually agreed upon by TPG and the Trust (the “Independent Directors”), the chief executive officer, two persons nominated by the Trust (the “Trust Directors”) and, so long as Purchaser owns a number of shares equal to the Initial Shares (as adjusted for certain sales to AWI or pursuant to the tag along rights), two persons nominated by Purchaser (the “TPG Directors” and, together with the Trust Directors, the “Designated Directors”). Purchaser and the Trust also have agreed to propose and recommend to the AWI Board to permit each to have the right to appoint one observer to the AWI Board of Directors. Under the Shareholders’ Agreement, David Bonderman will serve as one of the initial TPG Directors for a period of at least two years. TPG has selected David Bonderman and Kevin Burns as the initial TPG Directors and the Trust has selected James Melville and Edward Steiner as the initial Trust Directors. The Trust and TPG have submitted the four candidates to the Nominating and Governance Committee of AWI’s Board of Directors. In order to facilitate the election of the four candidates while maintaining an eleven member Board of Directors as presently constituted and as contemplated by the Shareholders’ Agreement, on September 1, 2009, four current directors of AWI submitted their resignations effective September 11, 2009, or such earlier date as their successors are elected, and such resignations were announced by AWI on September 1, 2009.

Under the Shareholders’ Agreement, if Purchaser owns (beneficially and of record, directly or indirectly) a number of shares less than the number of Initial Shares (as adjusted), but greater than or equal to one-half the number of the Initial Shares (as adjusted), then Purchaser is entitled to one Designated Director instead of two and the Board size will be reduced by one and one TPG Director will be removed.

Under the Shareholders’ Agreement, if Purchaser owns (beneficially and of record, directly or indirectly) fewer than one-half the number of the Initial Shares (as adjusted), then Purchaser will not have any right to designate any directors to the AWI Board of Directors or participate in the selection of Independent Directors and all of the TPG Directors will be removed from the board.

Voting by Designated Directors. TPG and the Trust have agreed that they will take all necessary action to cause each of the Designated Directors (subject to the fiduciary duties that such Designated Director may have as directors of AWI) to vote as jointly directed by the Trust and Purchaser with regard to: (i) the appointment of, or the approval of the retention, termination or change (including material change in responsibilities or compensation) of the chief executive officer or chief financial officer; (ii) any material borrowing, guarantee or financial accommodation (in whatever form, including finance leases); and (iii) the approval of AWI’s annual budget (including operating and capital plans), business plan and related material business policies, or any material amendments and deviations from any of the foregoing.

Matters Requiring Agreement of Purchaser and the Trust. Pursuant to the Shareholders’ Agreement, the Trust and Purchaser have agreed to take all necessary action to cause AWI and its subsidiaries not to take any of the following actions without the affirmative vote or written consent of all the Designated Directors or the written approval of each of the Trust and Purchaser: (i)(a) the amendment of, or any change to or waiver of the provisions of the Governance Documents; or (b) commit to take any action which would be in contravention of or inconsistent with any of the Governance Documents; (ii) the acquisition or disposition of material assets or a material business, whether through purchase, merger, consolidation, share exchange, business combination or otherwise; (iii) any liquidation, bankruptcy, dissolution, recapitalization, reorganization, or assignment to creditors by AWI or any subsidiary of AWI, or any voluntary filing for any thereof; (iv) the entry into or amendment of any agreement or other arrangement between AWI and any party or any of such party’s affiliates (including, without limitation, any agreement regarding the payment of fees) other than on arm’s-length terms; (v) the authorization, issuance, sale or repurchase of shares, options, warrants or other rights relating to equity securities, or the allotment of unissued shares or rights or options to or in respect of shares, or the variation of any rights attaching to issued or unissued shares, including the implementation of, or grant of any award under, any stock option, restricted stock, stock bonus or stock purchase plan, or any similar plan or arrangement, pursuant to which any one or more officers, directors or employees of, or consultants to, AWI or its subsidiaries, may acquire shares of AWI; or (vi) the declaration of dividends or distributions of any kind other than distributions or dividends by any of AWI’s wholly-owned subsidiaries.

Agreement Not to Waive Rights. Under the Shareholders’ Agreement, the Trust agreed that, without the consent of Purchaser, it would not waive: (i) its right under the Charter to approve the implementation of any shareholder rights plan, (ii) its exemption under AWI’s Bylaws from the procedures for nominating directors and making shareholder proposals and (iii) its right pursuant to the Charter to approve the authorization of any new class of stock, the issuance of preferred shares and the implementation of certain employee benefit plans.

Temporary Restrictions on the Trust’s Right to Vote in Favor of Certain Business Combinations. Under the Shareholders’ Agreement, for 24 months following the Closing Date, the Trust agreed to take all necessary actions to oppose and not otherwise support or facilitate certain types of mergers, consolidations, share exchanges, tender offers and other business combination transactions, unless (i) the transaction would result in Purchaser receiving cash consideration of not less than $33.465 per share (if during the first 12 months after the Closing Date) and not less than $44.62 per share (if during the next 12 months) or (ii) the transaction is approved by a majority of the Independent Directors and the Trust has complied with the right of first offer provisions of the Shareholder’s Agreements (see “Right of First Offer” below).

Termination of Governance Rights. Except TPG’s right to nominate directors, the governance rights under the Shareholders’ Agreement are subject to termination by the Trust, at any time after the third anniversary of the Closing Date, if the shares owned by the Trust continue to constitute at least 20% of the issued and outstanding voting stock of AWI.

Certain Transfers. In consideration of the agreements by the Trust, as majority shareholder of AWI, and in order to incentivize Purchaser to work with the Trust and AWI to seek to create long-term value for AWI, the Trust and Purchaser agreed that under certain circumstances if, prior to the 18 month anniversary of the Closing Date, Purchaser transfers a number of shares that would reduce the aggregate number of shares held by Purchaser below the number of the Initial Shares (as adjusted), Purchaser will pay to the Trust an amount equal to one-half of any net profit on the sale.

Tag Along Rights. If either Purchaser or the Trust propose to transfer a number of shares that is greater than 2% of the total issued and outstanding shares, the non-transferring shareholder (the “Tagging Shareholder”) has the right to require the transferring shareholder to cause the purchaser to purchase from the Tagging Shareholder a pro rata number of its shares on the same terms and conditions as offered to the transferring shareholder. Transfers of shares to AWI, affiliates of TPG (in the case of TPG) or any entity wholly-owned by the Trust (in the case of the Trust) are exempt from the tag along rights.

Right of First Offer. If either Purchaser or the Trust propose to transfer any or all of its shares, the non-selling shareholder has a right to acquire such shares on terms not materially less favorable to the selling shareholder than offered by the proposed purchaser. The right of first offer does not apply to shares transferred to AWI, affiliates of TPG (in the case of TPG) or any entity wholly-owned by the Trust (in the case of the Trust), sales by a Tagging Shareholder or sales by the Trust of up to a number of shares equal to the Economic Interest in the event of cash settlement under the prepaid forward transaction. The right of first offer terminates if Purchaser owns fewer shares than the number of Initial Shares (as adjusted).

Certain Temporary Restrictions on Additional Purchases. In the Shareholders’ Agreement, the Trust agreed that it will not sell additional shares for a period of 270 days following the Closing Date except in the case of a bona fide financial emergency on the part of the Trust.

Assignment of Registration Rights. Under the Shareholders’ Agreement and pursuant to the terms of the Existing Stockholder Agreement, the Trust transferred to Purchaser its registration rights as they relate to the Initial Shares and, should a physical settlement of the prepaid forward transaction occur, the shares deliverable under the prepaid forward transaction. These registration rights provide that subject to certain restrictions,

Purchaser may demand that AWI prepare and file a registration statement to register Purchaser’s shares and AWI is obligated to use reasonable best efforts to cause such registration statement to become effective. Additionally, if AWI proposes to file a registration statement on its behalf or on behalf of other AWI shareholders, AWI will give notice to Purchaser of the proposed registration and will include such number of Purchaser’s shares as Purchaser may request.

The foregoing summary is qualified in its entirety by reference to the full text of the Existing Stockholder Agreement, which is filed as Exhibit (d)(6) to the Schedule TO and is incorporated herein by reference. The Existing Stockholder Agreement may be obtained in the manner set forth under “Available Information” in Section 8 (“Certain Information Concerning AWI”) of this Offer to Purchase.

Prepaid Forward Transaction. The following summary is qualified in its entirety by reference to the complete text of the Confirmation and the Collateral Annex, each relating to the prepaid forward transaction, which are filed as exhibits (d)(4) and (d)(5), respectively, to the Schedule TO and are incorporated herein by reference. The Confirmation and Collateral Annex may be examined and copies may be obtained in the manner set forth under “Available Information” in Section 8 (“Certain Information Concerning AWI”) of this Offer to Purchase.

As part of the closing under the Purchase and Sale Agreement, on August 28, 2009, Purchaser and the Trust entered into the prepaid forward transaction pursuant to which Purchaser acquired an economic interest in the Economic Interests in exchange for a payment equal to the product of a number of shares equal to the Economic Interests and $22.31. Purchaser and the Trust also entered the Collateral Annex, pursuant to which the Trust pledged 1,039,777 shares as collateral for its obligations under the prepaid forward transaction.

The prepaid forward transaction will be cash-settled on the third currency business day following the 20th scheduled trading day beginning on November 4, 2013, subject to the Trust’s option to physically settle the prepaid forward transaction by delivering a number of shares equal to the Economic Interest in lieu of cash. During the term of the prepaid forward transaction, the Trust is required to pay or deliver to Purchaser any cash or non-cash dividends paid by AWI in respect of the number of shares equal to the Economic Interests.

Confidentiality Agreement. The following summary is qualified in its entirety by reference to the complete text of the Confidentiality Agreement and the Undertaking attached as Annex A thereto (the “Undertaking”), which are filed as exhibit (d)(2) to the Schedule TO and are incorporated herein by reference. The Confidentiality Agreement and Undertaking may be examined and copies may be obtained in the manner set forth under “Available Information” in Section 8 (“Certain Information Concerning AWI”) of this Offer to Purchase.

Prior to entering into the Purchase and Sale Agreement and as a condition to TPG being furnished confidential information by AWI, AWI and TPG Capital, entered into the Confidentiality Agreement. In the Confidentiality Agreement, each of AWI and TPG Capital agreed to keep confidential any confidential information exchanged and to use it only for specified purposes. TPG Capital agreed with AWI that it and its affiliates would not acquire additional shares for a period of 270 days following the Closing Date other than the purchase of up to 4,435,935 shares from non-Trust shareholders pursuant to the offer or following its completion, or the purchase of shares pursuant to a tender offer for all outstanding shares, or the purchase of additional shares from the Trust in the event the Trust sells shares as a result of a bona fide financial emergency on the part of the Trust.

TPG Capital also agreed not to purchase or agree to purchase shares from the Trust unless it first delivered, and on August 10, 2009 it did deliver, the Undertaking pursuant to which it agreed that for two years following the Closing Date, TPG Capital and its affiliates will not vote any shares beneficially owned by TPG Capital and its affiliates in favor of amendments to certain provisions of the Charter related to the management of AWI’s business and affairs and the tag along rights section and voting covenants in the Existing Stockholder Agreement.

Plans for AWI. Except as disclosed in this Offer to Purchase, none of the TPG Beneficial Owners has any present plans or proposals that would result in an extraordinary corporate transaction involving AWI or any of its subsidiaries, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, or any material changes in AWI’s capitalization, corporate structure, business or composition of its management or board of directors. However, the TPG Beneficial Owners intend to continue to review information concerning AWI’s business in consultation with management, AWI’s board of directors and the Trust and may, at any time and from time to time, review, reconsider or change their position and/or formulate plans or proposals with respect to any of the foregoing. In connection with the TPG Beneficial Owners’ evaluation of the dividend policy of AWI, the TPG Beneficial Owners will take into account AWI’s capital structure and liquidity needs as part of their consideration of the best interests of AWI, and subject to such best interests, may also consult with the Trust regarding its liquidity considerations.

SECTION 13.    CONDITIONS OF THE OFFER

Notwithstanding any other term of the offer or any provision of this Offer to Purchase, the Purchase and Sale Agreement or the Charter, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered shares promptly after the termination or withdrawal of the offer), to pay for any shares tendered in connection with the offer if any of the following conditions exist:

(i)	there shall be any law, decree, judgment, order or injunction (a)(1) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the making of the offer, the acceptance for payment of, or payment for, some or all the shares by Purchaser, (2) seeking to obtain material damages in connection therewith or (3) otherwise directly or indirectly relating to the transactions contemplated by the offer; (b) seeking to impose or confirm limitations on the ability of Purchaser effectively to exercise full rights of ownership of the shares, including, without limitation, the right to vote any shares acquired by any such person on all matters properly presented to AWI’s shareholders; (c) seeking to require divestiture by Purchaser of any shares or (d) seeking any material diminution in the benefits expected to be derived by Purchaser as a result of the transactions contemplated by the offer;

(ii)	there shall be any action taken or any statute, rule, regulation, interpretation, judgment, order, decree or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable (a) to Purchaser or any affiliate of Purchaser or (b) to the offer, by any court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, which, in the reasonable judgment of Purchaser, might directly or indirectly result in any of the consequences referred to in clauses (a) through (d) of paragraph (i) above; and

(iii)	any approval, permit, authorization or consent of any governmental, administrative or regulatory entity, agency or authority with jurisdiction over the offer, Purchaser or AWI shall not have been obtained on terms satisfactory to us in our reasonable discretion.

All conditions of the offer must be satisfied or waived at the discretion of Purchaser, prior to the expiration of the offer, in each case, regardless of the circumstances giving rise to such condition (including any action or inaction by AWI).

Purchaser believes the offer is not subject to the expiration or termination of the waiting period under the HSR Act. See “Antitrust Compliance” under Section 16 (“Certain Legal Matters”) of this Offer to Purchase.

The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right prior to the expiration of the offer, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the offer. In the event that we become aware that a condition has failed, or will necessarily fail, prior to the expiration of the offer, we will promptly notify you, which notification may be made by a press release, whether we will waive such condition and proceed with the offer or terminate the offer. In the event that we waive any such condition, we will extend the expiration of the offer to the extent necessary for the offer to expire no earlier than five business days from the date of our announcement of such waiver.

SECTION 14.    SOURCE AND AMOUNT OF FUNDS

If we purchase 4,435,935 shares pursuant to the offer at $22.31 per share, our aggregate cost for the shares will be approximately $99 million. We will obtain such funds from the TPG Funds which will obtain such funds from equity contributions of the limited partners of the TPG Funds. The offer is not conditioned on any financing arrangements.

We do not believe our financial condition is relevant to your decision whether to tender your shares and accept the offer because (i) the offer is being made solely in exchange for cash payment, (ii) the offer is not subject to any financing condition, and (iii) the TPG Funds have available sufficient cash and equity commitments, and will arrange for Purchaser to have, sufficient funds to purchase all shares validly tendered and not properly withdrawn in the offer.

SECTION 15.    DIVIDENDS AND DISTRIBUTIONS

If, on or after September 3, 2009, AWI should (i) split, combine or otherwise change the shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding shares, (iii) issue, distribute or sell additional shares or otherwise cause an increase in the number of outstanding shares, or (iv) declare or pay any cash dividend or other distribution on the shares or issue, with respect to the shares, any additional shares, shares of any other class of capital stock, other voting securities or any securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date on or prior to the date on which any particular share is accepted for payment and paid for pursuant to the offer, or shall publicly disclose that it has taken any of the foregoing actions, then we, in our discretion, may make such adjustments as we deem appropriate in the offer price and other terms of the offer, including, without limitation, the number or type of securities offered to be purchased.

SECTION 16.    CERTAIN LEGAL MATTERS

General. Except as otherwise set forth in this Offer to Purchase, based on Purchaser’s review of AWI’s publicly available SEC filings and other information regarding AWI, Purchaser is not aware of any licenses or other regulatory permits which appear to be material to the business of AWI and which might be adversely affected by the acquisition of shares by Purchaser pursuant to the offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of shares by Purchaser pursuant to the offer. In addition, except as set forth below, Purchaser is not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for Purchaser’s acquisition or ownership of the shares. Should any such approval or other action be required, Purchaser currently expects that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it would be obtained without substantial conditions, and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to AWI’s business or that certain parts of AWI’s business might not have to be disposed of or held separately. In such an event, we may not be required to purchase any shares in the offer. See Section 13 (“Conditions of the Offer”) of this Offer to Purchase.

Antitrust Compliance. Purchaser believes that the consummation of the offer will not violate any antitrust laws, however, there can be no assurance that a challenge to the offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action results in an injunction or order, Purchaser may not be obligated to consummate the offer. See Section 13 (“Conditions of the Offer”) of this Offer to Purchase.

Purchaser intends to submit the offer for approval by the Brazilian antitrust authorities. The review of the offer by the Brazilian antitrust authorities may take longer than six months, but approval by the Brazilian antitrust authorities is not a condition of the offer.

State Takeover Laws. The Charter provides that none of the anti-takeover provisions of the Pennsylvania Business Corporation Law (“PBCL”), Subchapters 25D, 25E, 25F, 25G and 25H, shall apply to AWI, except as may be required by law. Due to this waiver, we do not believe the anti-takeover provisions of the PBCL are applicable to the offer. Other than Subchapters 25D, 25E, 25F, 25G and 25H of the PBCL, Purchaser is not aware of any fair price, moratorium, control share acquisition or other form of anti-takeover statute, rule or regulation of any state or jurisdiction that applies or purports to apply to the offer. Purchaser has not attempted to comply with any state takeover statute or regulation in connection with the offer. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found to be applicable to the offer, Purchaser might be unable to accept for payment or pay for shares tendered pursuant to the offer or be delayed in continuing or consummating the offer. In such case, Purchaser may not be obligated to accept for payment or pay for any shares tendered.

SECTION 17.    FEES AND EXPENSES

Purchaser has retained Computershare Trust Company, N.A. to act as the depositary and Georgeson, Inc. to serve as the information agent in connection with the offer. Each of the depositary and the information agent will receive reasonable and customary compensation for their services, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the offer, including liabilities under the federal securities laws.

As part of the services included in such retention, the information agent may contact holders of shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the offer materials to beneficial holders of shares.

Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of shares pursuant to the offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

SECTION 18.    MISCELLANEOUS

We are not aware of any jurisdiction where the making of the offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the offer or the acceptance of the shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the offer to, nor will we accept tenders from or on behalf of, the holders of shares in that state.

Purchaser has filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the offer and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth under “Available Information” in Section 8 (“Certain Information Concerning AWI”) of this Offer to Purchase.

No person has been authorized to give any information or make any representation on behalf of Purchaser not contained in this Offer to Purchase or in the letter of transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the offer will, under any circumstances, create any implication that there has been no change in the affairs of Purchaser, AWI or any of their respective affiliates since the date as of which information is furnished or the date of this Offer to Purchase.

Armor TPG Holdings LLC

Schedule A

Directors and Executive Officers of Purchaser and TPG Entities

Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years for directors and principal executive officers of the TPG Funds, Advisors V, Advisors VI, TPG GenPar V, L.P., TPG GenPar VI, L.P. and Purchaser.

Each person identified below is a United States citizen. The principal business address for all of the directors and executive officers listed below is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Forth Worth, Texas 76102, and the telephone number at such principal executive offices is (817) 871-4000.

David Bonderman—Chairman of the Board, President and Director. Mr. Bonderman is a Founding Partner of TPG and has served in that role since 1992.

James G. Coulter—Vice President and Director. Mr. Coulter is a Founding Partner of TPG and has served in that role since 1992.

John E. Viola—Vice President and Treasurer. Mr. Viola serves as the Chief Financial Officer and is a Partner of TPG and has served in those roles since 2001.

Clive D. Bode—Vice President and Secretary. Mr. Bode serves as General Counsel to TPG and has served in that role since August 2006. From January 2006 to August 2006, Mr. Bode served as Counselor & Advisor to TPG. From 1989 until 2005, Mr. Bode was an attorney with Kelly Hart & Hallman LLP in Ft. Worth, Texas.

Jonathan J. Coslet—Vice President. Mr. Coslet is a Senior Partner of TPG and has served in that role since 1993.

David C. Reintjes—Chief Compliance Officer and Assistant Secretary. Mr. Reintjes serves as Chief Compliance Officer and Associate General Counsel to TPG and has served in those roles since 2007. From 2005 to 2007, Mr. Reintjes was a member of the corporate practice group at Sonnenschein Nath & Rosenthal LLP, and from 1997 to 2005, he was a member of the corporate securities practice group at Kelly Hart & Hallman LLP.

G. Douglas Puckett—Assistant Treasurer. Mr. Puckett serves as the Tax Director and is a Principal of TPG and has served in those roles since 2002.

Steven A. Willman—Assistant Treasurer. Mr. Willman serves as the Treasurer of TPG and has served in that role since 2007. Mr. Willmann served as a Vice President from 2004 to 2007 and as an Associate from 2001 to 2004 at JPMorgan Chase & Co.

Trustees of the Trust

Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years for the trustees of the Trust.

The following information regarding the trustees of the Trust is based solely on information contained in a Schedule 13D filed by the Trust on August 11, 2009 or otherwise provided by the Trust to Purchaser.

Since 2004, Anne M. Ferrazi has served as trustee to the following personal injury trusts: National Gypsum Company Bodily Injury Trust (August 2006 to present), the Kaiser Aluminum Chemical Corporation Silica Personal Injury Trust and Coal Tar Pitch Volatiles Personal Injury Trust (July 2006 to present) and the Fuller-Austin Asbestos Settlement Injury Trust (1998 to present). Ms. Ferrazi’s business address and business telephone number are 11923 Winwood Lane, Houston, Texas 77024 and (713) 973-9404.

Harry Huge is an attorney with The Huge Law Firm PLLC and has served in that role since 2002. Mr. Huge’s business addresses are 25 East Battery Street, Charleston, South Carolina 29401 and 1080 Wisconsin Avenue, N.W., Washington, D.C. 20007. The telephone number at his Charleston address is (843) 722-1628. The telephone number at his Washington address is (202) 965-4672.

Richard E. Neville is a mediator and arbitrator with JAMS, the largest private alternative dispute resolution provider in the world, and has served in that role since 2000. Mr. Neville’s business address and business telephone number are 71 S. Wacker Drive, Suite 3090, Chicago, Illinois 60606 and (312) 396-0909.

The Depositary for the Offer is:

By Mail:	By Facsimile Transmission:	By Courier:

Computershare Trust Company, N.A.	For Eligible Institutions Only:	Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions	(617) 360-6810	c/o Voluntary Corporate Actions
P.O. Box 43011		Suite V
Providence, RI 02940-3011	For Confirmation Only Telephone:	250 Royall Street
	(781) 575-2332	Canton, MA 02021

Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the offer.

The Information Agent for the Offer is:

199 Water Street, 26th Floor

New York, NY 10038

(212)-440-9800

or

Call Toll-Free (888)-219-8353

Email: AWIINFO@GEORGESON.COM

September 3, 2009